Exhibit 16.1
Yu and Associates CPA Corporation (member of GC Alliance Group)

Certified Public Accountants, Management Consultants

Director, Consultant:	Manager:	Member:	Registered:
K.K.Yu MBA., CPA.	Aswin Indradjaja	American Institute of CPAs	Public Company Accounting
Frank T. Murphy CPA.	Debbie Wang MBA.	California Society of CPAs	Oversight Board
	Ava Yim CPA.	Center For Audit Quality
Roy Yun CPA.

November 14, 2008

Security and Exchange Commission
100 F Street, N. E.
Washington, D.C. 20549-7561

Dear Sir:

We have read Item 4. 01 of Home System Group's Form 8-K dated November 14,2008 (date of filing) and agree with the statements made thereon as they related to our Company only.

Yours Truly,

411 E. Huntington Drive, Suite 308, Arcadia, CA 91006
Phone: (626) 446-4000  ·  Fax: (626) 446-4002  ·  E-mail: info@yucpausa.com  ·  Web-site: www.yucpausa.com